Exhibit 6.20

Amendment and Restatement of Promissory Note

Dated as of February 17, 2017

(Ronco Holdings, Inc. - Fredrick Schulman)

This Amendment and Restatement of Promissory Note (this “Amendment”) is entered into and is executed and delivered as of the date first set forth above by and between Fredrick Schulman, Attorney at Law, as Agent (“Holder”) for Angelo Balbo Management, LLC, and Ronco Holdings, Inc., a Delaware corporation (the “Company”).

Whereas, Holder and the Company are parties to that certain Promissory Note dated as of June 30, 2013, as attached hereto as Exhibit A (the “Note”); and

Whereas, Holder and the Company wish to amend and restate the Note in its entirety as set forth herein;

Now, therefore, in consideration of the premises and the covenants and agreements contained herein and in the Note, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Holder and the Company agree as follows:

1.	Effective as of the date hereof, the Note is hereby amended and restated in its entirety to be in the form as attached hereto as Exhibit B (the “Amended and Restated Note”). Holder and the Company agree to execute and deliver the Amended and Restated Note as of the date hereof.

2.	Holder hereby waives any Event of Default under the Note or the Amended and Restated Note occurring prior to the date hereof, including, without limitation, any Event of Default occurring as a result of the failure to pay any amounts due thereunder by the original Maturity Date.

3.	Miscellaneous.

(a)       Defined terms used herein without definition shall have the meaning given to them in the Amended and Restated Note.

(b)       This Amendment will be binding upon the Company and Holder and will inure to the benefit of their respective successors and assigns.

(c)       This Amendment and the rights and obligations of the parties hereto shall be governed by and construed and enforced in accordance with the laws of the State of New York, without application of the conflicts of laws provisions thereof. Except as amended or waived herein, the Note shall remain in full force and effect.

(d)       This Amendment may be executed in counterpart signature pages and delivered via facsimile transmission or by e-mail transmission in Adobe portable document format, and any such counterpart executed and delivered via facsimile transmission or by e-mail transmission in Adobe portable document format shall be deemed an original of one instrument for all intents and purposes.

[Signatures appear on following page]

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

Ronco Holdings, Inc. By: /s/ William M. Moore Name: William M. Moore Title: Chief Executive Officer	Fredrick Schulman By: /s/ Fredrick Schulman Name: Fredrick Schulman

[Signature page to Amendment of Schulman Promissory Note]

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Exhibit A

Promissory Note

(Attached)

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Exhibit B

Amended and Restated Promissory Note

(Attached)

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